FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of February 4, 2022 (the "Amendment Effective Date") by and between Maria Stan, an individual and resident of the State of Massachusetts, (the "Employee") and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the "Company"), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

WHEREAS, on March 15, 2021 ("Employment Agreement Effective Date"), the Company and the Employee entered into an Employment Agreement (the "Employment Agreement") whereby Employee was hired to serve the Company in the capacity as Corporate Controller.

WHEREAS, as partial consideration for entering into that Employment Agreement, Employee received an annual "Base Salary" of $200,000 and an "Annual Discretionary Cash Bonus" with an initial target of 20% of annual Base Salary.

WHEREAS, as partial consideration for entering into that Employment Agreement, Employee received:

(i) 12,500 Restricted Stock Units ("RSUs"). Provided the Employee's service continues through each applicable vesting date, the RSUs shall vest as follows: 3,125 RSUs vested on the later of 120 days after the Effective Date of the Employment Agreement (7/13/21) or the Effective Date of the 2021 Amended Plan (6/24/21); 3,125 RSUs shall vest on each of the 1-year (7/13/22), 2-year (7/13/23), and 3-year (7/13/24) anniversary of the vesting of the first 3,125 RSUs; and

(ii) a "Stock Option" to purchase up to 90,000 shares of the Company's common stock, with an exercise price of $19.61 (*see* https://ir.lifemd.com/press-release-details.php#/?newsId=2194150), vesting and becoming exercisable in equal monthly tranches, based on the passage of time, over the 36 months following the March 15, 2021 Effective Date. The Stock Option shall vest and become exercisable in full upon the consummation of a "change in control event" (as defined in Section 409A of the Code and as set forth in the applicable agreements).

The Stock Option and RSUs are intended to be exempt from Section 409A of the Code and shall be administered and interpreted consistent with such intent The Option Agreement and a restricted stock unit award agreement (the "Restricted Stock Unit Agreement") reflecting, in all material respects, the terms of this paragraph (and otherwise in customary form) shall be issued to Employee. All terms of the Stock Option and RSUs shall be governed by the Option Agreement and/or Restricted Stock Unit Agreement.

WHEREAS, the Parties desire to amend the Employment Agreement, subject to the restrictions set forth further below, to: (i) add the title, and responsibilities that go with it, of Controller and Principal Accounting Officer; and (ii) increase the total equity compensation to

include up to 15,000 shares of the Company's common stock as time-vested Restricted Stock Units ("RSUs") and up to 50,000 shares of the Company's common stock as Performance Share Units ("PSUs"), as specified in more detail below.

WHEREAS, for avoidance of doubt, the Employment Agreement remains in full effect (including but not limited to the 12,500 RSUs and the Stock Option), subject only to the Amendments made herein;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Amendments. The Employment Agreement shall be amended as follows:

   a. References to this "Amendment" shall mean the Employment Agreement as amended herein.

   b. Paragraph 2(a) of the Employment Agreement, is hereby deleted in its entirety and replaced with the following:
   Commencing as of February 4, 2022, Employee shall serve in the position of Controller and Principal Accounting Officer. During the Employment Term, Employee shall (i) be subject to all the Company's policies, rules, and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of, the Chief Financial Officer, and (iii) perform such duties commensurate with Employee's position as shall be assigned to Employee.

   c. Paragraph 4(e) of the Employment Agreement, "Additional Equity Grant", is hereby added, as follows:

      (i) Time-Vested Restricted Stock Units ("RSUs")

      As of the Amendment Effective Date, Employee shall be granted up to fifteen thousand (15,000) shares of the Company's common stock as time-vested Restricted Stock Units ("RSUs") under and subject to all of the provisions of a related award agreement (the "RSU Award Agreement"), upon and subject to approval by the Company's Compensation Committee of the Board of Directors (the "Compensation Committee") and vesting as follows:

      - 5,000 RSUs vest on the Amendment Effective Date
      - 5,000 RSUs vest on the one year anniversary of the Amendment Effective Date
      - 5,000 RSUs vest on the two year anniversary of the Amendment Effective Date

      All of the Time-Vested RSUs shall vest immediately and become exercisable in full upon a Change in Control, regardless of what time has passed since the Amendment Effective Date. As used herein, "Change of Control" means (i) a bona fide transfer or series of related transfers of

Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, "Group" means any group or syndicate that would be considered a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

(ii) Performance Stock Units ("PSUs")

Employee shall be granted up to fifty thousand (50,000) shares of the Company's common stock as Performance Stock Units (the "PSUs") under and subject to all of the provisions of a related award agreement (the "PSU Award Agreement"), upon and subject to approval by the Compensation Committee. The PSUs will be unvested on the grant date. The shares of PSUs will be issued in such amounts and upon the Company achieving certain milestones (each a "Milestone") in accordance with the SCHEDULE FOR SHARE GRANT OF PSUs provide below. PSUs, if, and to the extent, issued and when issued, will vest on the achievement of each Milestone (where the data is based on LifeMD's earnings releases and audited financials). Except as otherwise set forth herein or in the PSU Award Agreement, vesting of the PSUs will cease upon the termination of Employee's employment with the Company subject to the terms of the Employment Agreement and this Amendment.

All PSUs vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any Milestone for Vesting has been met at the time of the Change in Control. As used herein, "Change of Control" means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, "Group" means any group or syndicate that would be considered a "person" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

SCHEDULE FOR SHARE GRANT OF PSUs:
Up to 50,000 PSUs vesting on upon achieving each of the following Milestones in connection with the Company's "Net Healthcare Revenue" (which means the sum of the Company's gross healthcare sales minus healthcare-related refunds and returns) and Consolidated Adjusted EBITDA Profit, vesting as follows:

PSUs	**Milestone for Vesting**	**Performance Period Expiry**
10,000	≥ \$100,000,000 in Net Healthcare Revenue and first quarterly achievement of Consolidated Adjusted EBITDA Profit.	12/31/23
10,000	≥ \$15.00 stock price (market close) for ≥ 20 trading days (consecutiveness not required)	12/31/24
15,000	≥ \$200,000,000 in Net Healthcare Revenue and ≥ \$20,000,000 in Trailing 12 Months Consolidated Adjusted EBITA Profit.	12/31/24
15,000	≥ \$25.00 stock price (market close) for ≥ 20 trading days (consecutiveness not required)	12/31/25

d. Paragraph 18 of the Employment Agreement, "Indemnification", is hereby added:

> The Company agrees to indemnify the Employee for his activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as **Exhibit A**. In addition, the Company shall exercise its best efforts to increase the coverage limit of its directors' and officers' liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

2. Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signatures on following page]

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Amendment; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Amendment.

EXECUTED as of the Amendment Effective Date, as set forth below.

LIFEMD, INC.

____
Justin Schreiber, Chairman & CEO

EMPLOYEE

DocuSigned by:
Maria Stan
15EE79845CD24AA...

2/4/2022

____
Maria Stan, Controller and Principal Accounting Officer